Exhibit 10.3

Amendment No. 3 to Agreement Relating to Employment

AMENDMENT dated May 28, 2012, by and between NetScout Systems, Inc., a Delaware corporation (the “Company”) and Anil Singhal (“Mr. Singhal”).

WHEREAS, the Company and Mr. Singhal entered into that certain Agreement Relating to Employment, dated January 3, 2007, as amended on February 2, 2007 and December 22, 2008 (as amended, the “Employment Agreement”).

WHEREAS, the parties desire to amend the Employment Agreement as set forth in this Amendment;

NOW, THEREFORE, for good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto agree to amend the Employment Agreement as follows:

1.	Section 9 of the Employment Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

“9. CODE SECTION 409A COMPLIANCE. It is intended that all of the payments and benefits provided under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect (collectively, “Section 409A”) provided under Treasury Regulations Sections 1.409A-1(b)(4), and 1.409A-1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions. To the extent not so exempt, this Agreement (and any definitions in this Agreement) will be construed in a manner that complies with Section 409A, and incorporates by reference all required definitions and payment terms. For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulations Section 1.409A-2(b)(2)(iii)), Mr. Singhal’s right to receive any installment payments under this Agreement will be treated as a right to receive a series of separate payments and, accordingly, each installment payment under this Agreement will at all times be considered a separate and distinct payment.

Notwithstanding anything in this Agreement to the contrary, to the extent that any severance payments or benefits paid or provided to Executive under this Agreement are considered deferred compensation within the meaning of Section 409A then, to the extent required by Section 409A, such payments or benefits will not begin in connection with Mr. Singhal’s termination of employment unless Mr. Singhal has also incurred a “separation from service” (as such term is defined in Treasury Regulations Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”). If the Company determines that any of the payments upon a Separation from Service provided under this Agreement (or under any other arrangement with Executive) constitute “deferred compensation” under Section 409A and if Executive is a “specified employee” of the Company, as such term is defined in Section 409A(a)(2)(B)(i) of the Code, at the time of his Separation from Service, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the payments upon a Separation from Service will be delayed as follows: on the earlier to occur of (i) the date that is six months and one day after the effective date of Mr. Singhal’s Separation from Service, and (ii) the date of Mr. Singhal’s death (such earlier date, the “Delayed Initial Payment Date”), the Company will (A) pay to Mr. Singhal a lump sum amount equal to the sum of the payments upon Separation from Service that Singhal would otherwise have received through the

Delayed Initial Payment Date if the commencement of the payments had not been delayed pursuant to this Section 9, and (B) commence paying the balance of the payments in accordance with the applicable payment schedules set forth in this Agreement. No interest will be due on any amounts so deferred.

If any reimbursements of expenses or in-kind benefits payable to Mr. Singhal (or his beneficiaries, as applicable) are subject to Section 409A, then (a) the reimbursement will be paid no later than December 31 of the year following the year in which the expense was incurred, (b) the amount of expenses reimbursed or in-kind benefits provided in one year will not affect the amount eligible for reimbursement or the benefits to be provided in any other taxable year, and (c) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

2.	Section 4 of Schedule A of the Employment Agreement is hereby amended by deleting the phrase “the Company not electing to renew this Agreement for any reason,” consistent with amendments previously made to the Employment Agreement.

3.	This Amendment shall be governed by the laws of the Commonwealth of Massachusetts and shall be binding upon the heirs, personal representatives, executors, administrators, successors and assigns of the parties.

4.	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute on and the same instrument.

5.	No other terms of the Employment Agreement are deemed modified by this Amendment.

IN WITNESS WHEREOF, this Amendment has been executed as of the date and year first above written.

NETSCOUT SYSTEMS, INC.

By:	/s/ Jeff Levinson
Jeff Levinson
Vice President and General Counsel

Accepted and Agreed:

/s/ Anil Singhal
Anil Singhal